Exhibit 99.1

For Immediate Release

March 31, 2003

AMERICAN RESTAURANT GROUP

REPORTS RESULTS FOR

THE FISCAL YEAR ENDED DECEMBER 30, 2002

Los Altos, CA

American Restaurant Group, Inc. today announced its financial results for the fourth quarter and fiscal year ended December 30, 2002; the Company’s restatement of its financial results for the 2000 and 2001 fiscal years and the first three quarters of fiscal year 2002; and that the Company established the annual financial covenants related to 2003 under its loan agreement with Foothill Capital Corporation.

Restatement of Prior Periods

                In connection with the preparation of the fiscal 2002 annual financial statements, the Company reviewed its accounting and financial reporting and has restated prior periods to correct the accounting and financial reporting for certain transactions.

                The Company’s previously issued consolidated financial statements as of and for the fiscal years ended December 25, 2000 and December 31, 2001 and for the thirty-nine weeks ended September 30, 2002 were restated by the Company to correct the accounting and financial reporting for certain items as follows:

Results and Restatement Summary

			FY2002
	FY2000	FY2001	Q1-Q3	Q4	Total Year
Amounts in (000’s)
Results, as restated:
Revenues	$299,965	$301,766	$226,595	$68,752	$295,347

EBITDA:
Operating profit from continuing
operations	22,019	13,873	13,322	5,485	18,807
plus:
Cost of Note Exchange		5,496
Depreciation and amortization	9,554	8,731	5,527	1,837	7,364
EBITDA	$31,573	$28,100	$18,849	$7,322	$26,171

Summary of restatement adjustments:

Adjustments affecting EBITDA:
Gift certificates	$(724)	$1,404	$(188)
Interest income		(662)
Rebate receivables		(452)	452
Credit-card receivables		(634)
Deposits	(100)
Insurance accrual	(352)
Other	(87)	(204)
	(1,263)	(548)	264
Adjustments affecting interest:
Interest income	544	118
Interest expense		(139)	139
	544	(21)	139

Total adjustments affecting net income (loss)	$(719)	$(569)	$403
Adjustments as a % of revenue	-0.2%	-0.2%	0.2%

Effect of restatement adjustments on accumulated deficit prior to FY 2000

	Amount	Note

Gift-certificate liability	$(3,088)	Increase to Gift-certificate liability
Deposits	(885)	Reduction of Other assets
Inventory allowance	(240)	Reduction of Inventories

Total	$(4,213)

Note: EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation and amortization.  For comparision purposes, the Company computes EBITDA for the 2001 fiscal year before the cost of the note exchange, as indicated above.  Management believes EBITDA is one of the financial measures used by users of our financial statements to evaluate the Company's financial results of operations.

      Description of Adjustments:

Gift Certificates: The Company’s previous liability for gift certificates was understated.  The Company has corrected its accounting for its gift-certificate liability.

Interest Income: The Company restated in the fiscal year ended December 31, 2001 certain interest income earned in the fiscal year ended December 25, 2000.  The Company adjusts the recognition of the interest income accordingly.

Receivables: The Company restated certain credit-card receivables and rebate receivables in 2001.  The Company has reduced the carrying amount of the receivables on the balance sheet accordingly.

Insurance Accrual: The Company had incorrectly reduced an insurance accrual during the fiscal year ended December 31, 2001.  The Company adjusted the accrual accordingly.

Deposits: Certain deposits, previously included as other assets at December 31, 2001 and earlier periods, were no longer recoverable.  The Company adjusted the balance sheet accordingly.

Pre-2000 Adjustments: During the audit process, the Company became aware that the historical accounting for certain balance sheet items required correction.  The balance sheet adjustments for gift-certificate liability, deposits, and inventories required adjustment that dated back to fiscal year 1999 and prior.

In addition, the Company restated to reflect an accrual associated with a 10% redemption premium of the Company’s preferred stock.  This adjustment increases the carrying amount of the preferred stock on the balance sheet and correspondingly adjusts paid-in capital, accumulated deficit, and losses to common stockholders.  The adjustment does not affect the Company’s assets, liabilities, or net income (loss).  Management believes the preferred shares will be redeemed for common stock, at which time the balance of preferred stock will transfer to paid-in capital.  The shares available for redemption on August 15, 2003 are expected to be 74,448.

The Company also made certain changes in presentation of previously reported balances, which did not affect net income or working capital.

      Effects of Restatement

                    The effects of the restatement to the Company’s results of operations for the fiscal years ended December 25, 2000 and December 31, 2001 and for the thirty-nine weeks ended September 30, 2002 are as follows:

                    The net effect of the restatement increases revenues for the fiscal year ended December 25, 2000 by less than 0.1% ($143,000) of previously reported revenues.  Revenues for the fiscal year ended December 31, 2001 decreased by 0.1% ($394,000) of previously reported revenues. Revenues for the thirty-nine weeks ended September 30, 2002 increased less than 0.1% ($73,000) of previously reported revenues.

                    The net effect of the restatement reduces net income for the fiscal year ended December 25, 2000 a total of 0.2% of revenues, increases the net loss for the fiscal year ended December 31, 2001 a total of 0.2% of revenues, and reduces the net loss for the first three quarters of 2002 a total of 0.2% of revenues.

                    Net income for the fiscal year ended December 25, 2000 went from 2.35% ($7,062,000) of revenues to 2.11% ($6,343,000) of revenues.  The net loss for the fiscal year ended December 31, 2001 went from 1.3% ($4,040,000) of revenues to 1.5% ($4,609,000) of revenues.  The net losses for the thirty-nine weeks ended September 30, 2002 went from 1.6% ($3,690,000) of revenues to 1.4% ($3,285,000) of revenues.

4th Quarter Results

                  For the thirteen weeks ended December 30, 2002, total revenues for the Company’s Stuart Anderson’s Black Angus Restaurants were $68.8 million, a decrease of 8.4% from $75.1 million in the prior year’s comparable period.  Of the 8.4% revenue decline in the fourth quarter of 2002 from the fourth quarter of 2001, all of the difference was the result of one less fiscal week of operations in the fourth quarter of 2002 compared to the fourth quarter of 2001, which was a 14-week quarter, and the shift in Christmas day.  In restaurants opened for all of 2001 and 2002, sales on a comparable basis were flat to 2001.

             EBITDA for the fourth quarter of 2002 was 10.6% of revenues or $7.3 million.  This was an increase of $1.5 million over the fourth quarter of 2001.  Excluding the $5.5 million incurred in 2001 associated with refinancing the Company’s senior notes, EBITDA was $5.8 million for the fourth quarter of 2001.  There were 109 Black Angus restaurants operating as of December 30, 2002.

Fiscal 2002 Results

                  For the fiscal year ended December 30, 2002, total revenues for the Company’s Stuart Anderson’s Black Angus Restaurants were $295.3 million, a decrease of 2.2% from the $301.8 million in the prior year.  Of the 2.2% revenue decline in 2002 from 2001, 2.1% was the result of one less fiscal week of operations in 2002 compared to 2001, which was a 53-week fiscal year.  The Company’s restaurants opened in 2001 and 2002 provided a 2.6% increase to revenues that was offset by a 2.7% decline in same-store sales.  This decline was primarily the result of a 1.8% lower average check.  The Company’s increased promotional activity to stimulate customer traffic caused 1.3% of this lower average check.  The restaurants’ increased number of lower-priced “more casual” menu items, which management added to enhance value and variety, resulted in the other 0.5%.  The remaining 0.9% in same-store sales decline was the result of lower customer counts.

                  EBITDA was $26.2 million for the fiscal year ended December 30, 2002.  This was a $1.9 million decrease from 2001.  Excluding the $5.5 million incurred in 2001 associated with refinancing the Company’s senior notes, EBITDA was $28.1 million for the fiscal year ended December 31, 2001.

                  “In 2002, we made significant progress in climbing out of the post 9/11 sales softness of year-end 2001.  Although not yet favorable by year-end 2002, our comparable-store sales trend improved each quarter.  The unfavorable variance was primarily the result of lower average checks as opposed to customer-count declines.  Our planned increase in promotional activity and our introduction of lower-priced menu items were the primary factors behind this lower check average.  And, although our operators delivered improved margins through excellent cost control, our 2002 EBITDA reflected this sales shortfall.  In summary, our 2002 rebound strategy proved to be accurate, but it is just longer than a one-year process.

                  “In reviewing the first quarter of 2003, our average checks are strong and positive to both what we planned and prior year.  Unfortunately, again, our customer counts are impacted by the significant events ‘outside our four restaurant walls.’  Margins remain strong with all comparisons favorable to prior year.  Our management team has been through this before.  As with Desert Storm and the 9/11 tragedy, we will rebound and rebuild customer traffic following the present distraction of Iraqi Freedom” said CEO and President Ralph Roberts.

Liquidity & Capital Resources

                As of December 30, 2002, the Company had approximately $4.8 million of cash.  As of December 30, 2002, the Company had $7.7 million in letters of credit issued under its credit facility and no cash borrowings.  As of December 30, 2002, the Company was in compliance under its Loan Agreement.  On February 18, 2003, the Company paid in full all of the $3.410 million in Series B senior notes.  On March 24, 2003, the Company reached agreement with Foothill Capital Corporation to set the annual covenants for the current year. As of March 31, 2003, the Company again had no cash borrowings under the credit facility.

                This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts (650) 949-6400